Exhibit 14(b)

[PRICEWATERHOUSECOOPERS LOGO]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated February 20, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Report to Shareholders of Protective CORE U.S. Equity Fund, Protective Small Cap Value Fund, Protective International Equity Fund, Protective Growth and Income Fund, which is also incorporated by reference into the Registration Statement. We futher consent to the references to us under the headings “Financial Highlights” and “Experts” in such Registration Statement.

[PRICEWATERHOUSECOOPERS LLP SIGNATURE]

Boston, Massachusetts

September 17, 2003